SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Lance, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[LANCE, INC. LOGO]

Charlotte, North Carolina

Notice of Annual Meeting of Stockholders to be held April 24, 2003

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lance, Inc. (the Company) will be held at the principal office of the Company, 8600 South Boulevard, Charlotte, North Carolina, on Thursday, April 24, 2003, at 2:00 p.m., local time, for the purpose of considering and acting upon the following:

1.	The election of four Directors.

2.	A proposal for the approval of the Lance, Inc. 2003 Key Employee Stock Plan.

3.	A proposal for the approval of the Lance, Inc. 2003 Director Stock Plan.

4.	A proposal to ratify the selection of KPMG LLP as independent public accountants for fiscal year 2003.

5.	Any and all other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 28, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

     The Board of Directors will appreciate your prompt vote by a toll-free telephone number, the Internet or by the prompt return of the enclosed proxy, dated and signed. Instructions regarding all three methods of voting are contained in the proxy card.

By Order of the Board of Directors

B. Clyde Preslar Secretary

Charlotte, North Carolina
March 24, 2003

LANCE, INC.

P. O. Box 32368, Charlotte, North Carolina 28232

PROXY STATEMENT

General

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Lance, Inc. (the Company) to be held at its principal office, 8600 South Boulevard, Charlotte, North Carolina, at 2:00 p.m., local time, on Thursday, April 24, 2003. This Proxy Statement and accompanying Proxy are first being sent to the stockholders of the Company on or about March 24, 2003.

     Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. In addition, the Company has engaged Georgeson Shareholder (GS) to deliver proxy materials to, and solicit proxies from, these institutions. GS will be reimbursed for its printing costs, postage and freight charges, and other expenses and be paid a solicitation fee of $6,000. The total cost of soliciting proxies will be borne by the Company.

     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by written request addressed to Secretary, Lance, Inc., Post Office Box 32368, Charlotte, North Carolina 28232 or by attending the meeting and electing to vote in person. Proxies received in the accompanying form will be voted as therein set forth at the meeting or any adjournment thereof.

     The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders and routine matters incidental to the conduct of the meeting. Proposals by stockholders, if any, that are properly submitted to the Secretary of the Company within the time period and in the manner provided in the Company’s Bylaws will also be considered at the meeting. If any such proposals or any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

     Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock of the Company held by them of record at the close of business on February 28, 2003, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the meeting is necessary to constitute a quorum.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands, unless the holders of at least 25% of the shares entitled to vote on such matter demand a vote by ballot prior to the vote. The number of shares of Common Stock of the Company outstanding on February 28, 2003 was 29,098,584.

Principal Stockholders and Holdings of Management

     At January 31, 2003, the only person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company was as follows:

	Number of Shares	Percent of
Name and Address of	And Nature of	Common Stock
Beneficial Owner	Beneficial Ownership	Outstanding (1)

S. Lance Van Every	2,027,501 (2)	6.9%
4010 Seminole Court
Charlotte, NC 28210

(1)	Based on 29,098,584 shares outstanding on January 31, 2003 plus options held by Mr. Van Every that are currently exercisable or exercisable within 60 days.

(2)	Includes 78,500 shares subject to options currently exercisable. Mr. Van Every had sole power to vote and dispose of all of these shares, except for 38,275 shares as to which he had shared power to vote and dispose. Since January 31, 2003 through March 17, 2003, Mr. Van Every has sold 142,100 shares.

     Based on information available to the Company, the Van Every family, consisting of the descendants of Salem A. Van Every, Sr., deceased, and their spouses, owned beneficially on January 31, 2003, approximately 9,000,000 shares of the Common Stock of the Company (approximately 31% of the outstanding shares). Of such shares, approximately 2,500,000 shares are held by fiduciaries having the sole power to vote and dispose. Members of the Van Every family may own or may have disposed of shares in nominee or other accounts, information as to the amounts of which may not be available to the Company. There are approximately 70 Van Every family stockholders, including stockholders who are minors.

     The following table sets forth, as of January 31, 2003, information as to the beneficial ownership of the Company’s $.83-1/3 par value Common Stock by all Directors, Named Executive Officers (as defined herein), and Directors and executive officers of the Company as a group.

	Number of Shares		Percent of
	And Nature of		Common Stock
Name of Beneficial Owner	Beneficial Ownership (1)		Outstanding (2)

David L. Burner	3,500	(3)	*

Alan T. Dickson	62,700	(4)	*

J. W. Disher	45,685	(5)	*
	1,409,292	(6)	4.8%

James H. Hance, Jr.	25,500	(7)	*

William R. Holland	25,500	(8)	*

Scott C. Lea	35,500	(9)	*

Nancy Van Every McLaurin	152,648	(10)	*

Wilbur J. Prezzano	14,500	(11)	*

Robert V. Sisk	11,780	(12)	*

Paul A. Stroup, III	178,162	(13)	*
	1,409,292	(6)	4.8%

Isaiah Tidwell	24,000	(8)	*

S. Lance Van Every	2,027,501	(14)	6.9%

H. Dean Fields	50,599	(15)	*

Frank I. Lewis	39,050	(16)	*

B. Clyde Preslar	105,801	(17)	*

Richard G. Tucker	94,384	(18)	*

Directors and executive officers as a group (20 persons)	4,500,985	(19)	15.1%

*	Less than 1%.

(1)	All shares are owned directly and with sole voting and dispositive power except as otherwise noted.

(2)	Based on 29,098,584 shares outstanding on January 31, 2003 plus options held by such person that are currently exercisable or exercisable within 60 days.

(3)	Includes 2,500 shares subject to exercisable options.

(4)	Includes 23,500 shares subject to exercisable options, 32,000 shares held by The Dickson Foundation, Inc. of which Mr. Dickson is a member of the Board of Directors and its investment committee and 7,200 shares held by a trust for which Mr. Dickson, his brother and Bank of America, N.A., a subsidiary of Bank of America Corporation (Bank of America), are co-trustees.

(5)	Includes 23,500 shares subject to exercisable options and 700 shares held by Mr. Disher’s wife.

(6)	Consists of shares held by the Philip L. Van Every Foundation (the Foundation) of which Messrs. Disher and Stroup are members of the Board of Administrators, which holds sole voting and dispositive power over such shares, and Bank of America, N.A. is trustee.

(7)	Includes 23,500 shares subject to exercisable options but does not include shares held by Bank of America, or its subsidiaries, of which Mr. Hance is Vice Chairman of the Board and Chief Financial Officer.

(8)	Includes 23,500 shares subject to exercisable options.

(9)	Includes 12,000 shares held by a revocable trust of which Mr. Lea is the grantor and beneficiary and 23,500 shares subject to exercisable options.

(10)	Includes 23,500 shares subject to exercisable options and 1,700 shares held by Mrs. McLaurin as custodian for her children.

(11)	Includes 14,500 shares subject to exercisable options.

(12)	Includes 11,500 shares subject to exercisable options and 222 shares held by Mr. Sisk’s wife.

(13)	Includes 132,138 shares subject to exercisable options, 589 shares held by Mr. Stroup’s wife and 15,650 shares of restricted stock.

(14)	Includes 78,500 shares subject to options currently exercisable. Mr. Van Every had sole power to vote and dispose of all of these shares, except for 38,275 shares as to which he had shared power to vote and dispose, including 12,715 shares held by his wife. Since January 31, 2003 through March 17, 2003, Mr. Van Every has sold 142,100 shares.

(15)	Includes 35,775 shares subject to exercisable options and 6,175 shares of restricted stock.

(16)	Includes 30,000 shares subject to exercisable options and 8,050 shares of restricted stock.

(17)	Includes 61,288 shares subject to exercisable options, 8,625 shares of restricted stock and 42 shares held by his son.

(18)	Includes 67,450 shares subject to exercisable options and 10,450 shares of restricted stock.

(19)	Includes 752,776 shares subject to exercisable options held by Directors and executive officers, 1,409,292 shares held by the Foundation of which Messrs. Disher and Stroup are members of the Board of Administrators and Bank of America, N.A. is trustee and 69,650 shares of restricted stock. Does not include shares held by Bank of America (other than shares held by Bank of America, N.A. as trustee of the Foundation) of which Mr. Hance is Vice Chairman of the Board and Chief Financial Officer.

Election of Directors

     At the meeting, four Directors will be elected to serve until the Annual Meeting of Stockholders in 2006. Each such Director shall be elected to serve subject to the provisions of the Bylaws and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and broker “non-votes” are not taken into account in determining a plurality.

     It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR all the nominees indicated below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder’s proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for four nominees including such substitutes as shall be designated by the Board of Directors.

     The four nominees, all of whom are currently members of the Board of Directors, are listed below. All of the nominees other than David L. Burner were elected to their current terms, which expire in 2003, at the Annual Meeting of Stockholders held April 16, 1999. Mr. Burner was elected to his current term, which expires in 2003, on January 31, 2002 to fill a vacancy on the Board of Directors. All of the following nominees are nominees for the election to a term expiring in 2006.

Name and Director Since (1)	Age	Information About Nominees and Directors

David L. Burner 2002	63	Chairman of the Board and Chief Executive Officer, Goodrich Corp., Charlotte, NC (Aerospace systems) since 1997; Director of Goodrich Corp., Briggs & Stratton Corporation, Milacron Inc. and Progress Energy, Inc.

William R. Holland (2) 1993	64	Private Investor since 2000; Chairman and Chief Executive Officer of United Dominion Industries Limited, Charlotte, NC (Diversified manufacturing company), 1986-2000; Director of Goodrich Corp. and EnPro Industries, Inc.

Name and Director Since (1)	Age	Information About Nominees and Directors

Paul A. Stroup, III (2) 1986	51	Chairman of the Board of the Company since 1999, Chief Executive Officer of the Company since 1995 and President since 1994; Member, Regional Board of Wachovia Bank, N.A.

Isaiah Tidwell 1995	58	Georgia Wealth Management Director, Executive Vice President — Wachovia Bank, N.A., Atlanta, GA since 2001; President, Georgia Banking — Wachovia Bank, N.A., Atlanta, GA, 1999-2001; and Executive Vice President and Southern/Western Regional Executive of Wachovia Bank, N.A., 1996-1999; Director of Ruddick Corporation

     The four members of the Board of Directors listed below were elected to their current terms, which expire in 2005, at the Annual Meeting of the Stockholders held April 25, 2002.

Name and Director Since (1)	Age	Information About Nominees and Directors

J. W. Disher (2) 1968	69	Private Investor since 1996; Chairman of the Board of the Company 1991-1996 and Chief Executive Officer 1990-1995

Scott C. Lea (2) 1994	71	Private Investor since 1992; Chairman of the Board of the Company 1996-1999; Chairman of the Board of Rexham, Inc. (Manufacturer of packaging and coated and laminated products) 1989-1991; President, Chief Executive Officer and Director of Rexham, Inc. 1974-1989; Director of Speizman Industries, Inc.

Wilbur J. Prezzano 1998	62	Private Investor since 1997; Vice Chairman of Eastman Kodak, Inc., Rochester, NY 1996-1997 and Chairman of its Greater China Region 1994-1997; Director of TD Bank USA and Roper Industries, Inc.

Robert V. Sisk (2)(3) 1990	67	Private Investor since 2002; President of Piedmont Engineering Corp., Charlotte, NC (Industrial refrigeration systems) 1965-2002

     The four members of the Board of Directors listed below were elected to their current terms, which expire in 2004, at the Annual Meeting of Stockholders held April 26, 2001.

Name and Director Since (1)	Age	Information About Nominees and Directors

Alan T. Dickson (2) 1983	71	Chairman of the Board of Ruddick Corporation, Charlotte, NC (Diversified holding company) since 1994; Director of Ruddick Corporation, Sonoco Products Company and Bassett Furniture Industries, Inc.

James H. Hance, Jr. 1995	58	Vice Chairman of the Board of Directors of Bank of America Corporation, Charlotte, NC since 1993 and Chief Financial Officer since 1988; Director of Caraustar Industries, Inc., EnPro Industries, Inc., Summit Properties, Inc. and Bank of America Corporation

Nancy Van Every McLaurin (3) 1995	58	Private Investor for more than the past five years

S. Lance Van Every (3) 1990	55	Private Investor for more than the past five years

(1)	The information about the Directors was furnished to the Company by the Directors.

(2)	Member of the Executive Committee.

(3)	S. Lance Van Every and Nancy Van Every McLaurin are cousins and Mr. Sisk’s wife is their cousin.

     Bank of America, National Association and four other banks are lenders under a U.S. $60 million revolving credit facility and a Canadian $25 million revolving credit facility of which no amounts were outstanding under the U.S. facility or the Canadian facility on February 28, 2003. Bank of America, National Association is also party to a Financing and Share Purchase Agreement with the Company pursuant to which the Company must pay interest semi-annually and repay the principal balance of Canadian $50 million on August 14, 2005. Mr. Hance is the Vice Chairman of the Board and Chief Financial Officer of Bank of America Corporation.

     Mr. Sisk served as President of Piedmont Engineering Corp. (Piedmont), Charlotte, North Carolina, from 1965 until 2002. In 2002, Piedmont filed a voluntary petition under Chapter 7 of the Federal Bankruptcy Code, which will result in the liquidation of Piedmont.

The Board of Directors and its Committees

     The Board of Directors met five times during the fiscal year. Each director attended 75% or more of the total number of meetings of the Board of Directors and all Committees on which he or she served.

     The Audit Committee is composed of Robert V. Sisk, Chairman, David L. Burner, James H. Hance, Jr., Nancy Van Every McLaurin, Wilbur J. Prezzano and Isaiah Tidwell and is responsible for recommending the independent auditor for the Company, reviewing the Company’s financial statements, audit report, internal financial controls and internal audit procedures and approving services to be performed by the Company’s independent auditor. The Audit Committee met four times during the fiscal year.

     The Governance and Nominating Committee is composed of J. W. Disher, Chairman, Alan T. Dickson, Scott C. Lea, Robert V. Sisk and S. Lance Van Every. Its functions include the screening and recommendation of candidates for election to the Board of Directors of the Company. The Committee will consider nominees recommended by stockholders, which nominations may be made in writing and directed to J. W. Disher, Chairman of the Committee. This Committee was formerly known as the Nominating Committee. On October 21, 2002, the Board of Directors renamed this Committee the Governance and Nominating Committee and expanded its responsibilities to include review and recommendation of appropriate changes in the Corporation’s corporate governance principles, codes of conduct and ethics and other corporate governance documents. The Committee also reviews any related party transactions. The Governance and Nominating Committee met three times during the fiscal year.

     The Compensation Committee provides overall guidance to the Company’s compensation and benefit programs. The Committee is currently composed of five members of the Board of Directors: Alan T. Dickson, Chairman, James H. Hance, Jr., William R. Holland, Scott C. Lea and S. Lance Van Every. The Committee met two times during the fiscal year. The Committee’s recommendations regarding the compensation of the Chief Executive Officer and the other officers of the Company are subject to approval by the Board.

     The Stock Award Committee is composed of Alan T. Dickson, Chairman, William R. Holland, Scott C. Lea and S. Lance Van Every. The Stock Award Committee administers the Company’s stock incentive plans. The Committee consults with the Compensation Committee as to the role of stock incentives in the overall compensation program but has sole authority for grants under the Company’s stock incentive plans. The Committee met once during the fiscal year and took action by written consent on five occasions.

Report of Compensation and Stock Award Committees on Executive Compensation

     The Company’s philosophy for executive compensation is designed to link executive pay with the Company’s annual and long-term performance and to attract, motivate and retain excellent people by providing compensation opportunities that are both competitive and consistent with Company performance. The compensation program provides for lower base salaries and a significant portion of compensation that is “at risk.” The Company and the Compensation Committee utilize independent consulting firms to assist in the design and implementation of the executive and other compensation programs of the Company. Substantially all of the employees of the Company participate in incentive compensation plans.

     The compensation program is composed of three elements: base salary, cash bonus and long-term, stock based incentives. The cash bonus is based primarily on financial performance and partly on meeting individual objectives, and the long-term incentives are tied to stock price performance, continued employment and the achievement of a multiple year financial performance goal. For 2002, the stock based incentives were both stock options and restricted stock awards. For 2002, the Board of Directors adopted the Lance, Inc. 2002 Annual Corporate Performance Incentive Plan for Officers (the Annual Incentive Plan) as recommended by the Compensation Committee to reward advancement of annual financial performance goals. In addition, the Stock Award Committee adopted the Lance, Inc. 2002 Long-Term Incentive Plan for Officers (the Long-Term Plan), also as recommended by the Compensation Committee, pursuant to the Company’s 1997 Incentive Equity Plan, which was approved by the stockholders in 1997.

     The purposes of the Annual Incentive Plan and the Long-Term Plan include the following:

•	motivate behavior that leads to the successful achievement of specific financial and operations goals that support the Company’s stated business strategy

•	emphasize the link between performance and rewards for meeting predetermined specific goals

•	improve the competitiveness of total cash pay opportunities

•	continue to help establish performance orientation at the Company and communicate that greater responsibilities create greater rewards because more pay is “at risk"

•	aligning the interests of executives and senior managers with those of stockholders by linking a substantial portion of pay to the price of the Company’s Common Stock

•	provide a way to attract and retain executives and senior managers who are critical to the Company’s future success

•	increase total pay for executives and senior managers to competitive levels

•	keep fixed compensation costs low.

     In consultation with compensation consultants, the Compensation Committee designed Compensation and Benefits Assurance Agreements (Benefits Agreements) and Executive Severance Agreements (Severance Agreements) for key executives of the Company. Currently the Company is a party to Benefits Agreements with the Chief Executive Officer and five other senior executives of the Company and its subsidiaries and is party to Severance Agreements with the Chief Executive Officer and seven other senior executives of the Company and its subsidiaries. The Benefits Agreements and the Severance Agreements are described under “Executive Officer Compensation” below.

     In 2002 and prior years, the Compensation Committee recommended to the Board of Directors increases in base salary to the officers based on recommendations from the Chief Executive Officer who has consulted with other officers of the Company. From time to time, the Committee has made adjustments to the Chief Executive Officer’s recommendations. In 2002, the Board accepted and approved the recommendations of the Compensation Committee. Those who served during the fiscal year as Chief Executive Officer and the four other highest paid executive officers are collectively referred to as the Named Executive Officers. The Compensation Committee also takes into account the fact that the Named Executive Officers have entered into certain compensation agreements with the Company including Benefits Agreements and Severance Agreements as further described under “Executive Officer Compensation” below.

     In considering base salaries for 2002, the Compensation Committee considered the compensation review, participation in the Annual Incentive Plan and participation in the Long-Term Plan, including the grant of stock options and restricted stock awards. The salaries of the Named Executive Officers, excluding the Chief Executive Officer, were increased an average of 5.9% for 2002 over 2001.

     With respect to the Chief Executive Officer during 2002, Mr. Stroup, the Compensation Committee considered the same factors as it considered for all officers of the Company and the fact that Mr. Stroup’s base salary was below the median for chief executive officers of comparable companies. Mr. Stroup’s salary was increased 7.9% for 2002 over 2001.

     Under the Annual Incentive Plan, cash bonus awards are paid as a percentage of base salary depending on the attainment of specified financial performance goals as to 75% of the bonus (90% of the bonus with respect to one executive officer), with the balance determined at the discretion of the Compensation Committee based on the executive meeting individual objectives. In 2002, the specified performance goals were achieved for one Named Executive Officer and certain individual objectives were met for two Named Executive Officers. The amount accrued under the Annual Incentive Plan was $147,800. No incentive was accrued for the Chief Executive Officer.

     Under the Long-Term Plan, the long-term incentives awarded to executives to date are stock options and restricted stock awards. Stock options provide executives with the opportunity to buy and maintain an equity interest in the Company and share the appreciation in the value of the Company’s Common Stock. During 2002, the Stock Award Committee awarded stock options for an aggregate of 56,700 shares and 16,050 shares of restricted stock to the Named Executive Officers, excluding the Chief Executive Officer. Mr. Stroup was awarded stock options to purchase 25,050 shares and 7,300 restricted shares. In addition, the Stock Award Committee awarded stock options totaling 460,100 shares to approximately 145 other executives and senior managers and five of these executives and senior managers received an aggregate of 12,800 restricted shares.

Compensation Committee	Stock Award Committee
Alan T. Dickson, Chairman	Alan T. Dickson, Chairman
James H. Hance, Jr.	William R. Holland
William R. Holland	Scott C. Lea
Scott C. Lea	S. Lance Van Every
S. Lance Van Every

Compensation Committee and Stock Award Committee Interlocks and Insider Participation

     During fiscal year 2002, no member of the Compensation Committee or the Stock Award Committee was an officer or employee of the Company.

Report of the Audit Committee

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is composed of six independent directors and met four times in fiscal 2002. The Committee operates under a written charter adopted by the Board of Directors and which was attached to the Company’s proxy statement prepared in connection with its 2001 Annual Meeting of Stockholders. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and controls and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by the Independence Standards Board.

     The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2002 for filing with the Securities and Exchange Commission.

Audit Committee
Robert V. Sisk, Chairman	Nancy Van Every McLaurin
David L. Burner	Wilbur J. Prezzano
James H. Hance, Jr.	Isaiah Tidwell

Director Compensation

     Directors who are employees of the Company or its subsidiaries receive no additional compensation for serving as directors. Directors who are not employees of the Company or its subsidiaries (other than the Chairman of the Board if he or she is not otherwise an employee of the Company) receive an annual fee of $18,000 plus $1,000 for each Board meeting attended and $650 for each Committee meeting attended, except the fee for a Committee meeting held on the same day as a Board meeting is $500. Non-

employee directors who serve as a Committee Chairman receive an additional $2,000 per year.

     Mr. Lea served as Chairman of the Board of Directors from April 1996 until April 1999 pursuant to an agreement executed upon his election (the 1996 Agreement). He served substantially full time as an adviser to the Company during such term. His focus was on the Company’s strategic direction, management development and creation of stockholder value. Under the 1996 Agreement, Mr. Lea will receive incentive compensation equal to $10,000 for each percentage point that the Highest Average Sales Price (as defined below) of the Company’s Common Stock exceeds $15.8125 per share. In February 1999, the 1996 Agreement was amended to provide that the Highest Average Sales Price would be the higher of (i) the average of the highest sales price of the Company’s Common Stock on The Nasdaq Stock Market during the four consecutive interim (quarterly accounting) periods of the Company which have the highest average sales price of the Company’s Common Stock beginning in March 1996 and ending June 2003 or (ii) the average of the highest sales price of the Common Stock on The Nasdaq Stock Market for any 10 consecutive trading days during the period from April 19, 1996 until April 16, 2003. Such incentive compensation will be paid in one lump sum in 2003. In October 1998, the Board of Directors of the Company, upon recommendation of the Compensation/Stock Option Committee, approved additional incentive compensation for Mr. Lea because his service as Chairman of the Board had required a greatly expanded commitment of time, energy and expertise than had been contemplated when the 1996 Agreement was approved. The additional incentive compensation is outlined in the 1998 agreement (the 1998 Agreement) which provides for additional incentive compensation equal to $25,000 for each percentage point that the Highest Average Sales Price (as described below) exceeds $20.875 per share. In February 1999, the 1998 Agreement was amended to provide that the Highest Average Sales Price means the higher of (i) the average of the highest sales price of the Company’s Common Stock on The Nasdaq Stock Market during the four consecutive interim (quarterly accounting) periods of the Company which have the highest average sales price of the Company’s Common Stock beginning in March 1998 and ending June 2003 or (ii) the average of the highest sales price of the Common Stock on The Nasdaq Stock Market for any 10 consecutive trading days during the period from April 17, 1998 until April 16, 2003. This additional incentive compensation will be paid in one lump sum in 2003. In the event of a Change of Control, the Highest Average Sales Price for all such incentive compensation will be the highest per share consideration paid or payable for the Company’s Common Stock in connection with the transaction that results in a Change of Control. For purposes of the 1996 and 1998 Agreements, a Change in Control means the acquisition of 35% or more of the voting securities of the Company by any persons or group other than members of the Van Every Family which consists of the descendents of Salem A. Van Every, Sr. and their spouses. The incentive compensation would be paid in one lump sum concurrently with a Change of Control.

     Non-employee directors are also eligible to receive stock options under the Company’s 1995 Nonqualified Stock Option Plan for Non-Employee Directors (the 1995 Director Plan). Under the 1995 Director Plan, each non-employee director received an initial option grant to purchase 2,500 shares of Common Stock upon becoming a director (exercisable after six months of service). The 1995 Director Plan also provided for annual option grants to purchase 4,000 shares of Common Stock on every May 1 to each non-employee director continuing in office (other than the initial year) which become exercisable after one year’s service. If the stockholders approve the 2003 Director Stock Plan, the 1995 Director Plan will be terminated and each director will receive an annual award of 1,000 shares of restricted stock under the 2003 Director Stock Plan. See “Approval of the Lance, Inc. 2003 Director Stock Plan” below.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 28, 2002, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were complied with.

Stockholder Return Performance Graph

     Included below is a line graph and a table comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index and the Company’s Peer Group for the period commencing December 26, 1997 and ending December 27, 2002 covering the Company’s six fiscal years ended December 27, 1997, December 26, 1998, December 25, 1999, December 30, 2000, December 29, 2001 and December 28, 2002.

     The Company has selected a Peer Group consisting of the four publicly-traded companies named below, which are in the snack foods industry. Virtually all of the Company’s direct competitors and peers are privately-held companies or subsidiaries or divisions of larger publicly-held companies so that the available members of the Peer Group are limited.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG THE COMPANY, NASDAQ STOCK MARKET INDEX AND PEER GROUP

		Nasdaq Stock	Peer
Date	Lance, Inc.	Market	Group

December 26, 1997	100.00	100.00	100.00
December 24, 1998	80.10	144.50	104.50
December 23, 1999	39.20	265.00	102.70
December 29, 2000	57.90	163.60	94.30
December 28, 2001	71.00	132.30	129.40
December 27, 2002	59.30	90.60	137.80

     This graph and table assumes that $100 was invested on December 26, 1997 in the Company’s Common Stock, in The Nasdaq Stock Market (U.S. Companies) Index and in the Peer Group, which consists of Golden Enterprises, Inc., J&J Snack Foods Corp., Ralcorp Holdings, Inc. and Tasty Baking Company and that dividends were reinvested.

Executive Officer Compensation

     The table below shows the compensation paid or accrued by the Company, for the three fiscal years ended December 28, 2002, December 29, 2001 and December 30, 2000 to or for the account of the Chief Executive Officer and the Company’s four other highest paid executive officers (collectively, the Named Executive Officers).

SUMMARY COMPENSATION TABLE

		Annual			Long Term
		Compensation			Compensation

				Other	Restricted	Securities
Name and				Annual	Stock	Underlying	All Other
Principal	Fiscal	Salary	Bonus	Compensation	Award(s)	Options	Compensation
Position	Year	($)	($)	($) (1)	($) (2)	(#SH)	($) (3)

Paul A. Stroup, III	2002	305,437	0	—	105,485	25,050	51,564
Chairman,	2001	283,092	406,283	—	111,672	23,350	60,095
President and	2000	271,430	0	—	0	48,050	57,134
Chief Executive
Officer

Richard G. Tucker	2002	235,502	0	—	70,805	16,650	17,938
Vice President	2001	226,038	217,825	—	74,237	15,550	10,194
	2000	216,558	0	—	0	32,150	10,712

Frank I. Lewis(4)	2002	219,104	0	—	59,968	14,000	6,908
Vice President	2001	212,746	152,640	—	62,181	13,000	5,542
	2000	40,385	230,000	—	0	40,000	0

B. Clyde Preslar	2002	212,427	20,100	—	57,800	13,550	18,419
Vice President	2001	203,885	230,563	—	62,181	13,000	9,803
	2000	195,385	0	—	0	26,150	9,764

H. Dean Fields	2002	166,827	127,700	—	43,350	12,500	14,230
Vice President	2001	145,096	184,025	—	43,781	9,100	8,794
	2000	132,980	0	—	0	20,000	8,331

(1)	No Named Executive Officer has received personal benefits during the listed years in excess of 10% of the total of annual salary and bonus.

(2)	Amount represents the dollar value of shares of restricted stock and performance restricted stock issued to the Named Executive Officers as of the date of the award. At December 28, 2002, the market value and holdings for each Named Executive Officer were as follows: Mr. Stroup $215,025 (8,800 restricted shares and 9,500 performance restricted shares); Mr. Tucker $142,469 (5,775 restricted shares and 6,350 performance restricted shares); Mr. Lewis $106,338 (3,700 restricted shares and 5,350 performance restricted shares), Mr. Preslar $118,675 (4,850 restricted shares and 5,250 performance restricted shares) and Mr. Fields $83,131 (3,225 restricted shares and 3,850 performance restricted shares). Vesting of 50% of the restricted shares occurs on each of the second and fourth anniversaries of the award date of such shares if still employed by the Company. Vesting of the performance restricted shares occurs on the third anniversary of the award date if the Company achieves a specified financial performance goal for the three fiscal years ending after the award date. Dividends are payable on all restricted shares and performance restricted shares.

(3)	For fiscal year 2002, includes amounts contributed by the Company under the Company’s Profit-Sharing Retirement Plan as follows: Mr. Stroup $6,132, Mr. Tucker $5,978, Mr. Preslar $5,978 and Mr. Fields $5,866; amounts contributed by the Company under the Company’s Employee Stock Purchase Plan as follows: Mr. Stroup $1,560, Mr. Tucker $2,909, Mr. Preslar $3,539 and Mr. Fields $1,663; premiums paid by the Company for term life insurance for the benefit of the respective Named Executive Officer as follows: Mr. Stroup $1,173, Mr. Tucker $547, Mr. Lewis $771, Mr. Preslar $484 and Mr. Fields $1,386; amounts accrued by the Company under the Company’s Benefit Restoration Plan as follows: Mr. Stroup $15,124, Mr. Tucker $7,024, Mr. Lewis $4,657, Mr. Preslar $6,938 and Mr. Fields $3,852; amounts accrued in 2002 with respect to the Severance Agreement for Mr. Stroup: $26,095; and amounts contributed by the Company under its 401(k) plan as follows: Mr. Stroup $1,480, Mr. Tucker $1,480, Mr. Lewis $1,480, Mr. Preslar $1,480 and Mr. Fields $1,463.

(4)	Mr. Lewis joined the Company in October 2000.

     Mr. Stroup, Mr. Lewis, Mr. Preslar and Mr. Fields are each a party to a Compensation and Benefits Assurance Agreement (a Benefits Agreement) with the Company and Mr. Stroup, Mr. Tucker, Mr. Preslar and Mr. Fields are each a party to an Executive Severance Agreement (a Severance Agreement) with the Company.

     The Benefits Agreements are substantially identical except that the initial term for Mr. Stroup extends until December 31, 2011, the year in which he reaches age 60, which was the same end of term date under his prior Executive Employment Agreement. The Benefits Agreements provide for the payment of specified benefits in the event of a Change in Control, as defined. A Change in Control for the purposes of a Benefits Agreement and a Severance Agreement means the acquisition of 25% or more of the voting securities of the Company by a person or group other than members of the Van Every Family which consists of the descendants of Salem A. Van Every, Sr. and their spouses; a change in the majority of the Board of Directors of the Company over a two year period; or approval by the stockholders of the Company of a sale of substantially all of the assets to an entity of which current Company stockholders own less than 60% of voting control, of the liquidation of the Company or of a merger, consolidation or reorganization after which current Company stockholders own less than 60% of voting control. Benefits are payable under a Benefits Agreement only if one of the following events occurs within three years of a Change in Control: involuntary termination of the executive without Cause, as defined; voluntary termination for Good Reason, as defined, including demotion, relocation or pay reduction; voluntary termination for any reason during the 13th month after the Change in Control; or breach of the Benefits Agreement by the Company or a successor to the Company. In such event, the executive would receive accrued compensation and benefits including the current year’s bonus; an amount equal to three times base salary plus three times the greater of the prior year’s actual or current year’s target bonus; an amount equal to the Profit Sharing Plan contribution based on the base salary and target bonus payment; up to 36 months of health insurance coverage; outplacement services; and an amount equal to any Federal excise taxes payable by the executive. The initial term for the Named Executive Officers under a Benefits Agreement is three years except for Mr. Stroup, as described above. After the initial term, each Benefit Agreement automatically renews for successive one year terms and may be terminated by the Company on one year’s notice prior to the end of an initial or renewal term. In the event of a Change in Control, there is an automatic three year extension.

     The provisions of the Severance Agreements are identical except for Mr. Stroup. In the event of involuntary termination of the executive without Cause, as defined, and prior to a Change in Control, as defined, the executive will receive accrued compensation and benefits including current year’s bonus plus an amount equal to base salary plus the current year’s target bonus. The initial term for a Severance Agreement is three years with automatic renewals for successive one year terms. Each Severance Agreement may be terminated on one year’s notice prior to the end of an initial or renewal term.

     In connection with the agreement by Mr. Stroup to terminate his prior Executive Employment Agreement, his Severance Agreement provides for the continuation of supplemental retirement benefits similar to those under his prior Executive Employment Agreement. His Severance Agreement provides for supplemental retirement benefits equal to five times his base salary payable over 15 years after retirement or until age 75, if earlier. He may elect a lump sum equal to the present value of such payments. There is a death benefit equal to 75% of the remaining retirement benefit. He is eligible for retirement benefits at any time after December 31, 2011, or upon death or Disability, as defined. In the event of a Change in Control, as defined, he receives a lump sum equal to the present value of the retirement benefit on termination of employment following a Change in Control. The Company entered into an amendment to his Severance Agreement in 2001 to provide that the present value of such benefits will be calculated assuming that such benefits would commence with the date on which he was terminated and would continue for 15 years thereafter. He would also receive a severance benefit upon involuntary termination without Cause, as defined, prior to the earlier of a Change in Control or the last day of the Company’s fiscal year in which he reaches age 60. Severance benefits for Mr. Stroup consist of accrued compensation and benefits including current year’s bonus and two and one-half times the highest base salary paid to him, plus current year’s target bonus, provided that the amount is reduced for severance after age 571/2. There is also an immediate commencement of the supplemental retirement benefit, transfer of his Company car to him, payment for unexercised vested stock options, health and medical insurance to age 60 and outplacement services.

     In connection with his resignation from the Company effective March 28, 2003, the Company entered into a Termination Agreement with Mr. Tucker. The Termination Agreement provides that, in addition to benefits that he is to receive under his Severance Agreement, Mr. Tucker would also receive health and medical insurance for up to one year, outplacement services and title to his Company car. The Termination Agreement also provided Mr. Tucker a payment of $40,000 in exchange for Mr. Tucker’s agreement not to work for or consult with certain of the Company’s competitors for a period of time.

     The table below shows the individual grants to the Named Executive Officers of stock options during the fiscal year ended December 28, 2002.

Option Grants in the 2002 Fiscal Year
Individual Grants

		% of Total Options/
		SARs			Grant Date
	Options/SARs	Granted to Employees in	Exercise or Base	Expiration	Present
Name	Granted (#Sh)	Fiscal Year	Price ($/Sh)	Date	Value ($)(1)

Paul A. Stroup, III	25,050	4.6%	$14.45	1/24/2012	54,359
Frank I. Lewis	14,000	2.6%	$14.45	1/24/2012	30,380
B. Clyde Preslar	13,550	2.5%	$14.45	1/24/2012	29,404
Richard G. Tucker	16,650	3.1%	$14.45	1/24/2012	36,131
H. Dean Fields	12,500	2.3%	$14.45	1/24/2012	27,125

(1)	Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on management’s assumptions as follows: options to be exercised in ten years, stock price volatility at .245, annual dividend yield of 5.4% and a risk-free interest rate of 4.10%. No downward adjustments are made to the resulting grant-date option values to account for potential forfeitures or non-transferability of the options. The actual value of the options depends upon the actual performance of the Company’s stock during the applicable period.

     The table below shows, on an aggregated basis, each exercise of stock options or tandem SARs during the fiscal year ended December 28, 2002 by each of the Named Executive Officers and the 2002 fiscal year-end value of unexercised options and SARs.

Aggregated Option/SAR Exercises in the 2002 Fiscal Year
and FY-End Option/SAR Values

				Value of
			Number of Securities	Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs	Options/SARs
			At FY-End (#)	At FY-End ($)

	Shares Acquired	Value	Exercisable/	Exercisable/
Name	On Exercise (#Sh)	Realized ($)	Unexercisable	Unexercisable

Paul A. Stroup, III	0	0	134,326/74,764	39,041/39,041
Frank I. Lewis	0	0	23,250/43,750	41,900/41,900
B. Clyde Preslar	0	0	54,700/40,750	21,247/21,247
Richard G. Tucker	0	0	59,401/49,852	26,022/26,022
H. Dean Fields	0	0	29,776/31,875	16,250/16,250

Equity Compensation Plans

     The following table sets forth certain information as of December 28, 2002, concerning outstanding options and rights to purchase Common Stock granted to participants in all of the Company’s equity compensation plans (including the Directors Plan) and the number of shares of Common Stock remaining available for issuance under such equity compensation plans.

Equity Compensation Plan Information

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
	and rights	and rights	column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	3,100,722	$14.14	190,091

Equity compensation plans not approved by security holders	—	—	—

Total	3,100,722	$14.14	190,091

(1)	Includes the 1991 Stock Option Plan, which was approved by the stockholders on April 19, 1991, the 1995 Directors Plan, which was approved by the stockholders on April 21, 1995, and the Lance, Inc. 1997 Incentive Equity Plan, which was approved by the stockholders on April 18, 1997.

Approval of 2003 Key Employee Stock Plan

     The Board of Directors has adopted, subject to stockholder approval, the Lance, Inc. 2003 Key Employee Stock Plan (the Plan). The Plan reserves 1,500,000 shares of the Company’s Common Stock for issuance to certain key employees of the Company. The Plan authorizes the issuance of such shares to key employees in the form of stock options, stock appreciation rights (SARs), restricted stock and performance shares. The Plan also authorizes other awards denominated in monetary units or shares of Common Stock payable in cash or shares of Common Stock.

     Background and Purpose. As described in the Report of the Compensation and Stock Award Committees on Executive Compensation, one of the fundamental components of compensation for the Company’s key employees is long-term, stock based incentives. The Company has for a number of years provided long-term, stock based incentives to its key employees pursuant to the Lance, Inc. 1997 Incentive Equity Plan (the Prior Plan). Only approximately 164,500 shares remain available for future awards under the Prior Plan.

     Number of Shares. Initially, 1,500,000 shares of Common Stock (approximately 5.2% of the outstanding shares of Common Stock) will be available for awards under the

Plan. Shares covered by awards under the Plan will again be available for awards if and to the extent (a) the award lapses or is cancelled or forfeited, (b) the exercise price or any tax withholding obligation in connection with the award is satisfied through delivery of shares of Common Stock or (c) the award is settled in cash.

     Administration. The Plan will be administered by the Stock Award Committee of the Board of Directors (the Committee). It is intended that the Committee will at all times be composed of “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934 and that all of its members acting with respect to matters governed by Section 162(m) will be “outside directors” within the meaning of Section 162(m). Under the Plan, the Committee will (i) select the key employees to receive awards from time to time, (ii) make awards in such form and amounts as it determines, (iii) impose such limitations, restrictions and conditions upon awards as it deems appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or any award granted thereunder and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee will also have the authority to accelerate the vesting and/or waive any restrictions, or otherwise amend the terms of any award within its discretion, of any outstanding awards. The Plan will terminate on April 23, 2008. Each participant receiving an award under the Plan shall enter into an agreement with the Company in the form specified by the Committee. In no event may an individual receive awards under the Plan during any calendar year covering in excess of 150,000 shares.

     Eligibility. Only managerial and other key employees of the Company may participate in the Plan. Key employees are those employees who occupy managerial or other important positions and who have made or are expected to make important contributions to the business of the Company or a subsidiary, as determined by the Committee. Initially, approximately 140 employees are expected to be eligible to participate. As mentioned above, the Committee in its discretion will select which key employees will in fact receive awards from time to time.

     Awards of Stock Options and Stock Appreciation Rights. The Plan provides for the grant of options to purchase shares of Common Stock at option prices determined by the Committee as of the date of grant. For stock option awards intended to qualify as “performance-based compensation” under Section 162(m) or for incentive stock options (described below), the option price will not be less than the fair market value of shares of Common Stock at the close of business on the date of grant. The fair market value of the Common Stock on February 28, 2003 was $9.92 per share.

     The Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant (or such other price as set by the Committee).

     Awards to key employees of options under the Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Committee. The terms and conditions of each such option and of any SAR are to be determined by the Committee at the time of the grant.

     Exercise of an option (or an SAR) will result in the cancellation of any related SAR (or option) to the extent of the number of shares in respect of which such option or SAR has been exercised. Options and SARs granted under the Plan will expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee’s death, disability or termination of employment.

     Payment for shares issuable pursuant to the exercise of an option may be made either in cash or by tendering shares of Common Stock of the Company with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.

     Restricted Awards, Performance Awards and Other Awards. The Plan provides for the issuance of restricted awards in the form of shares of restricted stock or restricted units representing shares of Common Stock on such terms and conditions as are determined from time to time by the Committee, in addition to or in combination with other awards under the Plan. Such restrictions may include the continued service of the participant with the Company, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee. No more than 200,000 shares of Common Stock may be awarded in the form of restricted stock or restricted stock units.

     The stock certificates evidencing the restricted stock will bear an appropriate legend and will be held in the custody of the Company until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or hypothecate shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights and receive cash dividends with respect to the restricted stock. The participant will also be credited with stock dividends, if any, with respect to the restricted stock, subject to the same restrictions of the underlying restricted stock. Awards of restricted units will be paid in cash or shares of Common Stock upon vesting with each unit having a value equal to the fair market value of one share of Common Stock.

     The Committee may also make performance awards in the form of performance equity grants or performance unit grants to selected key employees, in addition to or in combination with other awards under the Plan. Performance equity grants are made in units representing shares of Common Stock and performance unit grants are made in monetary units. The Plan provides that the number of performance awards granted and/or the vesting of granted performance awards shall be contingent on the attainment of certain performance goals or other conditions over a period of time (called the “performance period”), all as determined by the Committee. During the performance period, the Committee will determine what number (if any) of performance awards have been earned. Earned performance awards may be paid in cash, shares of Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance awards as of the payment date.

     In addition, the Plan permits the Committee to make grants of other awards of Common Stock or awards denominated in units of Common Stock, including ones valued using measures other than market values.

     Code Section 162(m). Because stock options and SARs granted under the Plan that are intended to qualify as “performance-based compensation” under Section 162(m) must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of such stock options and SARs should be treated as “performance-based compensation” for Section 162(m) purposes.

     In addition, the Plan authorizes the Committee to grant restricted awards or performance awards that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in “performance-based compensation,” the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee shall establish the performance conditions in its sole discretion using such measures of performance as it deems appropriate. The performance conditions will be stated in the form of an objective, nondiscretionary formula and the Committee will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards.

     Withholding for Payment of Taxes. The Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Plan permits a participant to satisfy such requirement, subject to the terms of the Plan, by having the Company withhold from the participant a number of shares of Common Stock otherwise issuable under the award having a fair market value equal to the amount of the applicable payroll and withholding taxes.

     Changes in Capitalization and Similar Changes. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Common Stock with respect to which awards may be made under the Plan, the terms, types of shares and number of shares of any outstanding awards under the Plan and the individual calendar year award limit set forth above may be equitably adjusted by the Committee in its discretion.

     Changes in Control. The Plan provides that in the event of a change in control of the Company, all options and SARs will be fully exercisable as of the date of the change in control and shall remain exercisable through their full term. All restrictions and conditions of all restricted awards will be deemed satisfied as of the date of the change in control. In addition, all performance awards will be deemed to have been fully earned as of the date of the change in control.

     Amendment and Termination of the Plan. The Board of Directors will have the power to amend, modify or terminate the Plan on a prospective basis. Stockholder approval will be required for any change to the material terms of the Plan to the extent required by Section 162(m), the rules of any national securities exchange upon which the Common Stock is listed at the time the amendment is proposed or Section 422 of the Internal Revenue Code with respect to incentive stock options.

     New Plan Benefits. Because awards under the Plan are discretionary, the Company cannot currently determine the number of options or shares of stock that may be granted to a particular individual under the Plan. However, in 2002, the Company granted to the Named Executive Officers the number of options set forth above in the table entitled “Option Grants in the 2002 Fiscal Year.” In addition, executive officers (other than the Named Executive Officers) as a group received 45,150 options under the Prior Plan in 2002 and non-executive officer employees as a group received 414,950 options under the Prior Plan in 2002. Also, in 2002 under the Prior Plan, the Named Executive Officers as a group received 23,350 restricted shares and the other executive officers as a group received 12,800 restricted shares.

     Federal Income Tax Treatment. Incentive Stock Options. Incentive stock options (ISOs) granted under the Plan will be subject to the applicable provisions of the Internal Revenue Code, including Code Section 422. If shares of Common Stock of the Company are issued to an optionee upon the exercise an ISO, and if no “disqualifying disposition” of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss and (iv) no deduction will be allowed to the Company for federal income tax purposes. If a “disqualifying disposition” of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain to the holder (for which the Company will not be entitled a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

     Nonqualified Stock Options. With respect to nonqualified stock options (NQSOs) granted to optionees under the Plan, (i) no income is realized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

     Restricted Stock. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who makes an election under Code Section 83(b) within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the participant.

     Performance Awards. A participant who receives a performance award will not recognize income and the Company will not be allowed a deduction at the time the award is made. When a participant receives payment for a performance award in cash or shares of Common Stock of the Company, the amount of the cash and the fair market value of the shares received will be ordinary income to the participant and the Company will receive a tax deduction for the same amount. However, if there is a substantial risk that any shares used to pay out earned performance shares will be forfeited (for example, because the Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can make a Code Section 83(b) election as previously described. The Company generally will be entitled to a deduction at the time the income is recognized by the participant.

     The Board recommends a vote FOR approval of the Plan and proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise. The affirmative vote of a majority of the shares voting on the proposal, present in person or represented by proxy, at the Annual Meeting is required for approval of the Plan. Abstentions and shares not voted are not counted in determining a majority.

Approval of the Lance, Inc. 2003 Director Stock Plan

     On January 30, 2003, the Board of Directors adopted the Lance, Inc. 2003 Directors Stock Plan (the 2003 Director Plan), subject to approval by the stockholders at the 2003 Annual Meeting. If approved by the stockholders, the 2003 Director Plan will become effective on April 30, 2003. If the 2003 Director Plan becomes effective, no further awards will be made under the Company’s 1995 Nonqualified Stock Option Plan for Non-Employee Directors.

     Background and Purpose. The 2003 Director Plan is intended to attract and retain persons of exceptional ability to serve as Directors and to further align the interests of Directors and stockholders in enhancing the value of the Company’s Common Stock and to encourage such Directors to remain with and to devote their best efforts to the Company.

     Number of Shares; Administration. The Board of Directors has reserved 50,000 shares of Common Stock (approximately 0.2% of the outstanding shares of Common Stock) for issuance under the 2003 Director Plan. This number is subject to adjustment in the event of stock dividends and splits, recapitalizations and similar transactions. The 2003 Director Plan is administered by the Board of Directors.

     Eligibility; Awards. The only persons eligible to receive awards under the 2003 Director Plan are Directors of the Company who are not employees of the Company or any of its subsidiaries. Under the 2003 Director Plan, each eligible Director serving on the first day of the month following the Company’s Annual Meeting of Stockholders each year will automatically receive an annual award of 1,000 shares of restricted stock. Eligible Directors who are first elected after May 1 and before December 31 of any year will receive an award of 1,000 shares of restricted stock on the first day of the month following the date when the Director first commences services as a Director. There currently are 11 Directors, including Messrs. Burner, Holland and Tidwell, nominees for election as Directors, that would be eligible to participate in the 2003 Director Plan.

     Vesting. Shares of restricted stock subject to awards under the 2003 Director Plan will vest on the later of 11 months after awarded or seven months after the Director ceases to serve as a Director. If the Director ceases to serve as a Director prior to such vesting date due to the Director’s death, or if there is a change of control of the Company prior to such vesting date, then the shares of restricted stock will vest on the date of the Director’s death or the date of the change of control, as the case may be. If the Director ceases to serve as a Director for any reason other than death before the earlier of 11 months after the shares are awarded or a change of control, then the Director will forfeit the shares.

     Transfers. A Director may not sell, transfer or dispose of any of the shares of restricted stock until they become vested. In addition, the Company can impose additional restrictions on the sale or disposition of the shares as the Board deems necessary to comply with applicable securities laws. Certificates for shares issued under the 2003 Director Plan will bear such legends as the Company deems necessary to give notice of such restrictions.

     Amendment and Termination. The Board of Directors may terminate or amend the 2003 Director Plan at any time except no termination, amendment or modification can adversely affect any restricted stock award previously granted without the written consent of the Director affected by such amendment. In addition, an amendment to the 2003 Director Plan may be conditioned on the approval of the stockholders of the Company to the extent that the Board of Directors determines that stockholder approval is necessary or appropriate.

     Federal Income Tax Treatment. Upon becoming entitled to receive shares at the end of the applicable vesting period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a Director who makes an election under Code Section 83(b) within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the Director timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the participant.

     The Company intends to register the shares issuable pursuant to the 2003 Director Plan under the Securities Act of 1933.

     The Board recommends a vote FOR approval of the 2003 Director Plan and proxies solicited by the Board will be so voted unless stockholders specify otherwise. The affirmative vote of a majority of the shares voting on the proposal, present in person or represented by proxy, at the Annual Meeting is required for approval of the 2003 Director Plan. Abstentions and shares not voted are not counted in determining a majority.

Ratification of Selection of Independent Public Accountants

     The Board of Directors has selected KPMG LLP as independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the 2003 fiscal year, ending December 27, 2003. This selection is being presented to the stockholders for their ratification or rejection at this Annual Meeting. KPMG LLP has served as the Company’s independent certified public accountants and has audited the consolidated financial statements of the Company and its subsidiaries beginning with the 1991 fiscal year. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Audit Committee has considered whether the provision of services by KPMG LLP other than the audit of the consolidated financial statements of the Company for fiscal 2002 and the review of the consolidated financial statements for the first three quarters of fiscal 2002 is compatible with maintaining KPMG LLP’s independence.

     Audit Fees. KPMG LLP billed the Company $161,503 for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed for the first three quarters of fiscal 2002.

     Financial Information Systems Design and Implementation Fees. KPMG LLP did not provide any professional services during fiscal 2002 to the Company for the design and implementation of financial information systems.

     All Other Fees. KPMG LLP billed the Company $223,573 for all other services, including fees for tax services of $38,725 and audit-related services of $184,848. Audit-related services consisted principally of audits of financial statements of employee benefit plans and review of internal controls.

     The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 2003 fiscal year, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. The affirmative vote of a majority of the votes cast is required to ratify the selection of KPMG LLP. Abstentions and broker “non-votes” are not counted as being cast for purposes of ratifying the selection of KPMG LLP. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

Deadline for Stockholder Proposals for 2003 Annual Meeting

     Any proposal that a stockholder intends to present for action at the 2004 Annual Meeting of Stockholders must be received by the Company no later than November 26, 2003, in order for the proposal to be included in the proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders. In addition, if the Company receives notice of stockholder proposals after February 10, 2004, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of the matters in the proxy statement and without such proposals appearing as separate items on the proxy card. Stockholder proposals should be sent to Secretary, Lance, Inc., Post Office Box 32368, Charlotte, North Carolina 28232.

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We urge you to vote your shares by proxy even if you plan to attend the 2003 Annual Meeting of Stockholders. You can always change your vote at the meeting. There are three ways to vote your proxy.

BY TELEPHONE	BY INTERNET	BY MAIL

(Available only until 3:00 p.m. Eastern Daylight Time on April 23, 2003)

On a touch-tone telephone, call TOLL FREE
(888) 216-1288, 24 hours a day, 7 days a week. You will be asked to enter the Control Number below. Then follow the prerecorded directions	(Available only until 3:00 p.m. Eastern Daylight Time on April 23, 2003)

Access the internet voting website at www.proxyvotenow.com/lnc. Enter the Control Number below and follow the instructions on your screen.

	You will incur only your usual Internet charges	Mark, sign and date your proxy card and return it in the postage paid envelope. If you are entering instructions by telephone or Internet, please do not mail your proxy card

CONTROL NUMBER FOR TELEPHONIC/INTERNET VOTING

FOLD AND DETACH HERE AND READ REVERSE SIDE

The Board of Directors recommends a vote FOR all nominees and FOR proposals 2, 3 and 4.

1.	ELECTION OF DIRECTORS: Nominees are David L. Burner (01), William R. Holland (02), Paul A. Stroup, III (03) and Isaiah Tidwell (04).

Instructions: To withhold authority for any nominee, mark the “For All Except” box and write that nominee’s name below.

☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT

2.	APPROVAL OF 2003 KEY EMPLOYEE STOCK PLAN

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	APPROVAL OF 2003 DIRECTOR STOCK PLAN

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	RATIFICATION OF SELECTION OF KPMG LLP AS AUDITORS

☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature

Signature (if held jointly)

Date

When signing as attorney, executor, administrator, trustee, guardian, officer, etc., give title as such.

[LOGO]	LANCE, INC	PROXY

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held April 24, 2003

     The stockholder signing on the reverse hereby appoints Paul A. Stroup, III and B. Clyde Preslar and each of them, proxies, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Lance, Inc. at the Annual Meeting of Stockholders to be held on April 24, 2003, and at any adjournment thereof.

     This proxy will be voted as specified hereon and, unless otherwise directed, will be voted FOR the election of all nominees as directors and FOR proposals 2, 3 and 4.

     Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

     Please date and sign on the reverse and return promptly in the enclosed postage paid envelope.

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